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                                                                     Exhibit 99

FOLLOWING EXTENSIVE INVESTIGATION, BAXTER IDENTIFIES PROBABLE

CAUSE OF RECENT HEMODIALYSIS PATIENT DEATHS

DEERFIELD, ILL, November 5, 2001 - A Baxter International Inc. subsidiary announced today a key finding from its comprehensive dialyzer investigation that could account for many of the unexplained recent hemodialysis deaths reported in several countries. Preliminary tests completed over the weekend lead Baxter to believe that a processing fluid used in the manufacturing operation in its Ronneby, Sweden, facility may have played a role.

"We are greatly saddened by the patient deaths and I would like to extend my personal sympathies to family members of those patients. We have a responsibility to make public our findings immediately and take swift action, even though confirmatory studies remain under way," said Harry M. Jansen Kraemer, Jr., Baxter chairman and chief executive officer. "While a small number of our A and AF dialyzers appear to have played a role in some of these tragic events, we believe there remain substantive gaps in information about the facts associated with many of the patient deaths. Therefore, we have decided that in the interest of patient safety, the most prudent course of action is to permanently cease manufacturing these dialyzers." The A and AF series dialyzers, which were part of Baxter's acquisition of Althin Medical AB in March 2000, are manufactured in Ronneby, Sweden.

While a number of confirmatory tests are being conducted, Baxter has taken immediate actions, extending beyond the global product recall already implemented. Baxter has advised the U.S. Food and Drug Administration (FDA), independent scientific testing laboratory TUV Product Service, and other health authorities of its findings. In addition, the company has conveyed its findings to the manufacturer of the fluid, as well as other dialyzer producers in case they may use the same or a similar kind of fluid and manufacturing process.

The processing fluid, a perfluorohydrocarbon, is used in the manufacturing process of certain dialyzer fibers. The process, used only in Baxter's Ronneby, Sweden, facility, is used in the manufacture of fewer than 10 percent of the A and AF series dialyzers produced - specifically those dialyzers that require additional manufacturing steps to ensure the integrity of the fibers. This fluid is not used in the manufacturing process for other dialyzers that Baxter manufactures or distributes.

Baxter initially put a worldwide hold on the A series dialyzer following reports of patient deaths in Spain in late August. Results of standard internationally recognized safety and toxicity tests conducted by Baxter and TUV Product Service showed no linkage between the dialyzers and patient deaths in Spain. Following reports of patient deaths in Croatia, Baxter immediately initiated a voluntarily global recall of the A, AF and AX series dialyzers and established an independent panel of world-renowned dialysis experts to aid in the investigation. Since first learning of a potential problem with the dialyzers, Baxter encouraged a thorough investigation by international health authorities and independent medical experts, in addition to conducting its own in-depth analysis. The testing process included the examination of dialyzers from centers where the deaths were reported, as well as an analysis of the manufacturing process, including all raw materials and production materials used. Throughout the process, Baxter has fully cooperated with all investigating agencies.

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Baxter expects to take a fourth-quarter after-tax charge of approximately
$100-$150 million to cover the cost of discontinuing this product line and other related costs. The after-tax cash impact is estimated to be no more than $50 million. Excluding this charge, Baxter expects to meet the full-year 2001 financial commitments of sales growth in the low double-digits, earnings growth in the mid-teens and operational cash flow of more than $500 million. In addition, Baxter reiterated it will also meet its 2002 full-year commitments of sales growth in the low-teens (at current foreign exchange rates), earnings-per-share in the mid-teens and operational cash flow of at least $500 million.

Baxter International Inc. is a global medical products and services company that, through its subsidiaries, provides critical therapies for people with life-threatening conditions. Baxter's products and services in the areas of bioscience (including biopharmaceuticals, vaccines, biosurgery products and transfusion therapies), medication delivery and renal therapy are used by health-care providers and their patients in more than 100 countries.

                                     # # #

This news release contains forward-looking statements that involve risks and uncertainties, including technological advances in the medical field, product demand and market acceptance, the effect of economic conditions, actions of regulatory bodies, results of ongoing product testing, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the company's filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

FOR ADDITIONAL INFORMATION:


        Media Contacts:
                 Sally Benjamin Young, 847-948-2304
                 Deborah Spak, (847) 948-2349
                 Patricia O'Hayer, 011-322-650-1924

        Investor Contacts:
                 Neville Jeharajah, 847-948-2875
                 Mary Kay Ladone, 847-948-3371







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